                                             Filed Pursuant To Rule 424(B)(2)
                                             Registration No. 333-62172

                                             PROSPECTUS SUPPLEMENT TO PROSPECTUS
                                             Dated June 25, 2001

   [LOGO]
   EMMIS COMMUNICATIONS CORPORATION
   4,000,000 SHARES

   CLASS A COMMON STOCK

   This is a public offering of Class A common stock of Emmis Communications Corporation. We are offering 4,000,000 shares of our Class A common stock. Our Class A common stock is traded on the Nasdaq National Market under the symbol "EMMS". On March 26, 2002, the last reported sale price of our Class A common stock was $27.00 per share.

   INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-4.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE      TOTAL
   Public offering price                                       $26.80     $107,200,000
   Underwriting discounts and commissions                      $0.56      $2,240,000
   Proceeds, before expenses, to Emmis                         $26.24     $104,960,000

   We have granted the underwriters the right to purchase up to 600,000 additional shares of Class A common stock to cover over-allotments.


      Sole Book-Running Manager                  Co-Lead Manager

      DEUTSCHE BANC ALEX. BROWN            CREDIT SUISSE FIRST BOSTON


   THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 27, 2002.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this Class A common stock offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the offering varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in the prospectus supplement.

     You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading "Risk Factors" and the following:

     - the ability of our stations and magazines to attract and retain advertisers;

     - the level of our capital expenditures and whether our programming and other expenses continue to increase or increase at a rate faster than expected;

     - whether any pending transactions are completed on the terms and at the times set forth, if at all;

     - financial community and rating agency perceptions of our business, operations and financial condition and the industry in which we operate;

     - the ability of our stations to attract programming and our magazines to attract writers and photographers;

     - the effects of terrorist attacks, political instability, war and other significant events;

     - uncertainty as to the ability of our stations to increase or sustain audience share for their programs and our magazines to increase or sustain subscriber demand;

     - risks and uncertainties inherent in the radio and television broadcasting and magazine publishing businesses;

     - material adverse changes in economic conditions in the markets of our company;

     - future regulatory actions and conditions in the operating areas of our company; and

     - competition from other media and the impact of significant competition for advertising revenues from other media.

     You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement. Except as may be required by law, we undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

     We urge you to review carefully "Risk Factors" in this prospectus supplement for a more complete discussion of the risks of an investment in our Class A common stock.

                                    SUMMARY

     In this prospectus supplement, "we," "us," "our," the "company" and "Emmis" refer to Emmis Communications Corporation and its subsidiaries, unless it is clear from the context that we mean only Emmis Communications Corporation. The following summary highlights basic information about Emmis and this Class A common stock offering. It may not contain all of the information that is important to you. For a more comprehensive understanding of our company and the Class A common stock offering, you should read this entire document, including "Risk Factors," and the documents incorporated by reference. Some of the statements in this "Prospectus Supplement Summary" are forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

                                  THE COMPANY

     Emmis is a leading media company with radio broadcasting, television broadcasting and magazine publishing operations. We conduct substantially all of our business operations through our wholly-owned subsidiary, Emmis Operating Company, and its subsidiaries. We operate the sixth largest publicly traded radio portfolio in the United States based on total listeners. Giving effect to the sale of our two stations in Denver, we operate 18 FM and 3 AM stations located primarily in the nation's top 20 radio markets. In the three largest U.S. radio markets, New York, Los Angeles and Chicago, we have developed top performing radio stations that rank in the top ten in terms of primary demographic target audience share according to the Fall 2001 Arbitron Survey. We have also developed strong market positions in Phoenix, St. Louis and Indianapolis by clustering our radio stations for demographic audience share.

     The combination of our large market radio presence, the diversity of our station formats and our advertising, sales and programming expertise has allowed us to achieve same-station revenue growth rates in excess of industry-wide growth for recent years. In addition to our strong internal growth, we have demonstrated our ability to selectively acquire underdeveloped properties in desirable markets and create value by improving their ratings, revenues and cash flow through focused marketing and innovative programming techniques.

     We own and operate 15 television stations in the United States, reaching approximately 7 million television households nationally. We believe that broadcast television has been and will continue to be the most effective way for advertisers to reach mass audiences in local markets. The television stations we operate serve geographically diverse, mid-sized markets in the U.S. and have a variety of television network affiliations, including five with CBS, five with Fox, three with NBC, one with ABC and one with WB. We have demonstrated our ability to create value in our television stations by acquiring underperforming television assets and employing strategies similar to those that have proven successful with our radio properties, including focused marketing and sales efforts and innovative programming techniques.

     In addition to our radio and television broadcasting properties, we publish award-winning city, regional and specialty magazines. Our publications have received a number of industry awards for editorial excellence. Our magazine portfolio includes Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati Magazine and Country Sampler and related publications.

     We also operate news and agriculture radio networks in Indiana and own majority interests in a national radio station in Hungary and two radio stations in Buenos Aires, Argentina, including top ranked stations in each of those markets. In our efforts to enhance the advertiser appeal of our mediums and increase our listening, viewing and reading audiences, we are continually pursuing opportunities to develop complementary products and services using emerging technologies. As part of these efforts, we have led the formation of the Local Media Internet Venture, a consortium of radio broadcasters formed to bring the benefits of scale in technology and content development to a local station's on-line presence.

                               BUSINESS STRATEGY

     We are committed to maintaining our leadership position in broadcasting, enhancing the performance of our broadcast properties, and distinguishing ourselves through the quality of our operations generally. Our strategy has the following principal components:

     - develop innovative programming for our radio and television stations based on local market research and audience preferences;

     - emphasize a focused sales and marketing strategy based on advertiser demand and our programming compared to the competitive formats within each market;

     - develop strong local station identities for our television stations allowing viewers and advertisers to identify with the station while building the station's franchise value;

     - pursue strategic acquisitions in desirable markets and enhance their cash flow; and

     - encourage an entrepreneurial management approach that empowers and rewards all employees based on performance and promotes equity ownership in Emmis.

                              RECENT DEVELOPMENTS

UPDATED FOURTH QUARTER GUIDANCE

     On March 26, 2002, we announced that we expected to exceed our guidance, which we gave on January 8, 2002, for net revenue and EBITDA for our fourth quarter ended February 28, 2002. Subject to completion of our audit, we expect our fourth quarter net revenue to be in excess of $114.0 million and our fourth quarter EBITDA to be in excess of $23.3 million. We also announced that, while it was too early to state numbers for our first quarter ending May 31, 2002, the tone of our business appeared to be improving.

SALE OF KALC-FM AND KXPK-FM

     On February 12, 2002, we announced agreements to sell Denver radio station KALC-FM to Entercom Communications Corporation for $88.0 million in cash and Denver radio station KXPK-FM for $47.5 million in cash to Entravision Communications Corporation. We purchased KXPK-FM from Clear Channel/AMFM in August 2000 and acquired KALC-FM from Salem Communications Corporation in January 2001.

     Entercom began operating KALC-FM under a time brokerage agreement that began on March 16, 2002. We will continue operating KXPK-FM until the sale to Entravision closes. Both deals, which are subject to several conditions, including approvals from the Federal Communications Commission and other regulatory agencies, are expected to close in May 2002.

     We expect to use the net proceeds of approximately $134.7 million to repay amounts outstanding under our credit facility.

                                  THE OFFERING

Class A common stock offered
by us.........................   4,000,000 shares

Common stock to be outstanding
after this offering...........   46,761,299 shares of Class A common stock
                                  5,250,127 shares of Class B common stock
                                         -- shares of Class C common stock
                                 --------------------------------------------
                                 52,011,426 total shares of common stock

                                 All share amounts are as of February 28, 2002.

Voting rights.................   Each share of Class A common stock is entitled
                                 to one vote.

                                 Each share of Class B common stock is entitled to ten votes.

                                 Each share of Class C common stock is not entitled to vote.

                                 Following this offering, the holder of our Class B common stock will be entitled to approximately 56.4% of the combined voting power of our common stock.

Dividend policy...............   We have followed a policy of retaining our
                                 earnings for use in our business rather than paying any dividends on our common stock. In addition, the payment of dividends in cash or in some of our securities is currently prohibited by our credit facility and restricted by the indentures relating to our senior discount notes. Accordingly, we have not paid dividends and do not anticipate paying any dividends on shares of our common stock in the foreseeable future.

Use of proceeds...............   We expect to use the net proceeds from this
                                 offering to repay our outstanding indebtedness under our credit facility and possibly to redeem or repurchase some of our outstanding
                                 12 1/2% senior discount notes due 2011. See
                                 "Use of Proceeds."

Nasdaq National Market
Symbol........................   EMMS

     The number of shares of our Class A common stock outstanding, assuming the completion of this offering, is 46,761,299 shares as of February 28, 2002 and does not include:

     - 600,000 shares that the underwriters have the option to purchase to cover over-allotments;

     - 3,353,422 shares underlying options outstanding as of February 28, 2002, at a weighted average exercise price of $26.12 per share;

     - 3,328,811 shares available as of February 28, 2002 for future grants under our option plans;

     - 812,793 shares available as of February 28, 2002 for issuance under our employee stock purchase plan; and

     - 3,680,000 shares reserved as of February 28, 2002 for issuance upon conversion of our 6 1/4% Series A cumulative convertible preferred stock.

                                  RISK FACTORS

     You should read the "Risk Factors" section beginning on page S-4 of this prospectus supplement, as well as the other cautionary statements throughout the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in that prospectus.

                                  RISK FACTORS

     An investment in the Class A common stock involves a significant degree of risk. Before you decide to invest, you should consider carefully all of the information in this prospectus and, in particular, the following factors. Some statements in "Risk Factors" are forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

                         RISKS RELATING TO OUR COMPANY

DECREASED SPENDING BY ADVERTISERS OR A DECREASE IN OUR MARKET RATINGS OR MARKET SHARE CAN ADVERSELY AFFECT OUR ADVERTISING REVENUES.

     We believe that advertising is a discretionary business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, the current downturn in the United States economy has had an adverse effect on our advertising revenue and, therefore, our results of operations. A recession or a further downturn in the United States economy or in the economy of any individual geographic market, particularly a major market, in which we own or operate stations or magazines, would have a significant effect on us. The overall weakness of the United States economy resulted in an economic downturn in New York, and the terrorist attacks of September 11, 2001 exacerbated the downturn. The slow New York economy has had an adverse effect on the revenues of our New York stations, which accounted for approximately 14% of our net revenue for the nine months ended November 30, 2001.

     Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector's spending represents a significant portion of our advertising revenues, any reduction in its expenditures may affect our revenue.

     In addition, in the competitive broadcasting industry, the success of each of our radio and television stations is primarily dependent upon its share of the overall advertising revenue within its market. Although we believe that each of our stations can compete effectively in its broadcast area, our stations may not be able to maintain or increase their current audience ratings or market shares, and advertisers may decrease the amount they spend on advertising.

     Our advertising revenue will suffer if any of our stations cannot maintain its audience ratings or market share. Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Our stations also compete for audiences and advertising revenues directly with other radio and television stations, and some of the owners of those competing stations have greater resources than we do. For example, recently, a competitor changed the format of one of its FM radio stations in New York to compete directly with WQHT-FM, one of our most profitable stations, and we expect that the increased competition will have a negative effect on that station's broadcast cash flow. In addition, our stations also compete with other media such as cable television, newspapers, magazines, direct mail, compact discs, music videos, the Internet and outdoor advertising.

     In addition, since political advertising at times accounts for a significant portion of our advertising revenues, normal election cycles may cause our revenues to fluctuate. Changes in government limitations on spending or fundraising for campaign advertisements may also have a negative effect on our earnings derived from political advertising.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     We have a significant amount of indebtedness. As of November 30, 2001, on a pro forma basis after giving effect to this offering, the sale of the Denver stations and the application of the proceeds from those transactions, our total indebtedness was approximately $1,271.9 million, and our shareholders' equity was approximately $873.6 million.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - result in higher interest expense in the event of increases in interest rates because some of our debt is at variable rates of interest;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our credit facility and our other debt instruments, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default, which if not cured or waived, could have a material adverse effect on our businesses.

THE TERMS OF OUR EXISTING INDEBTEDNESS AND THE EXISTING INDEBTEDNESS OF OUR DIRECT AND INDIRECT SUBSIDIARIES MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO CHANGES IN MARKET CONDITIONS OR TO TAKE SOME ACTIONS.

     Our credit facility and the indentures for our senior discount notes and our senior subordinated notes impose significant operating and financial restrictions on us and our subsidiaries. These restrictions significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, issue preferred stock, incur liens, pay dividends, enter into asset sale transactions, merge or consolidate with another company, dispose of all or substantially all of our assets or make certain other payments or investments.

     These restrictions currently limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs. They also could restrict our corporate activities in other ways. These restrictions could adversely affect our ability to finance our future operations or capital needs.

TO SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, to pay dividends on or redeem our preferred stock and to fund capital expenditures will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our businesses might not generate sufficient cash flow from operations. We might not be able to complete future offerings, and future borrowings might not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Furthermore, the broadcasting and publishing industries are cyclical, and our cash flow from operations may fluctuate greatly from quarter to quarter and year to year.

TO CONTINUE TO GROW OUR BUSINESS, WE WILL REQUIRE SIGNIFICANT ADDITIONAL
CAPITAL.

     The continued development, growth and operation of our businesses will require substantial capital. In particular, additional acquisitions will require large amounts of capital. We intend to fund our growth, including acquisitions, if any, with cash generated from operations, borrowings under our credit facility, and proceeds from future issuances of debt and equity both public and private. Our ability to raise additional debt or equity financing is subject to market conditions, our financial condition and other factors. If we cannot obtain financing on acceptable terms when needed, our results of operations and financial condition could be adversely impacted.

FURTHER TERRORIST ATTACKS OR OTHER LARGE-SCALE DISASTERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     The attacks on the World Trade Center on September 11, 2001 resulted in the destruction of the transmitter facilities that were located there. Although we had no transmitter facilities located at the World Trade Center, broadcasters that had facilities located in the destroyed buildings experienced temporary disruptions in their ability to broadcast. Ultimately, they were forced to use back-up or new alternate facilities. In many cases, the signal coverage from these other facilities was inferior to that provided by those that were destroyed in the attacks. Since we tend to locate transmission facilities for stations serving urban areas on tall buildings or other significant structures, such as the Empire State Building in New York, further terrorist attacks or other disasters could cause similar disruptions in our broadcasts in the areas affected. If these disruptions occur, we may not be able to locate adequate replacement facilities in a cost-effective or timely manner or at all. Failure to remedy disruptions caused by terrorist attacks or other disasters and any resulting degradation in signal coverage could have a material adverse effect on our business and results of operations.

     In addition, after the September 11 attacks, we decided that the public interest would be best served by the presentation of continuous commercial-free coverage of the unfolding events on our stations. This temporary policy had a material adverse effect on our advertising revenues and operating results for the month of September. Future events like those of September 11 may cause us to adopt a similar policy, which could have a material adverse effect on our advertising revenues and operating results.

OUR CURRENT INDEPENDENT PUBLIC ACCOUNTANT IS ARTHUR ANDERSEN LLP. OUR ACCESS TO CAPITAL MARKETS AND TIMELY FINANCIAL REPORTING MAY BE IMPAIRED, AND WE MAY HAVE TO INCUR SIGNIFICANT ADDITIONAL COSTS IF WE ARE REQUIRED TO ENGAGE A NEW INDEPENDENT PUBLIC ACCOUNTING FIRM.

     On March 14, 2002, our independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. Andersen has indicated publicly that it intends to contest vigorously the indictment.

     The SEC, in a recent release, has stated it will continue to accept audited financial statements and interim financial statements that are audited or reviewed by Andersen, but under that release, we will be required to make additional representations to the SEC regarding the Andersen audit or review process. Those representations are to be based on representations made by Andersen to us.

     Our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Andersen, if Andersen becomes unable to make the required representations to us or if for any other reason Andersen is unable to perform required audit-related services for us. In such a case, we would promptly seek to engage a new independent public accounting firm or take such other actions as may be necessary to enable us to maintain access to the capital markets and to timely file our financial reports. However, we may not be able to engage a new firm in a timely fashion, and to do so might require us to pay significant additional professional fees.

OUR ABILITY TO GROW THROUGH ACQUISITIONS MAY BE LIMITED BY COMPETITION FOR SUITABLE PROPERTIES OR OTHER FACTORS WE CANNOT CONTROL.

     Despite limitations imposed by our indebtedness and the general state of the United States economy, we intend to selectively pursue acquisitions of radio and television stations and publishing properties, when appropriate, in order to grow. To be successful with this strategy, we must be effective at quickly evaluating markets, obtaining financing to buy stations and publishing properties on satisfactory terms and obtaining the necessary regulatory approvals, including approvals of the FCC and the Department of Justice. We also must accomplish these tasks at reasonable costs. The radio industry in particular has been a rapidly consolidating industry. In general, we compete with many other buyers for radio and television stations as well as publishing properties. These other buyers may be larger and have more resources. We cannot predict whether we will be successful in buying stations or publishing properties, or whether we will be successful with any station or publishing property we acquire. Our strategy is generally to buy underperforming properties and use our experience to improve their performance. Thus, the benefits resulting from the properties we buy may not manifest themselves immediately, and we may need to pay large initial costs for these improvements.

WE MAY NOT BE ABLE TO INTEGRATE ACQUIRED STATIONS SUCCESSFULLY, WHICH COULD AFFECT OUR FINANCIAL PERFORMANCE.

     Our ability to operate our company effectively depends, in part, on our success in integrating acquired stations into our operations. These efforts may impose significant strains on our management and financial resources. The pursuit and integration of acquired stations will require substantial attention from our management, and will limit the amount of time they can devote to other important matters. Successful integration of acquired stations will depend primarily on our ability to manage our combined operations. We might not be able to successfully integrate acquired stations into our business plan. If we fail to do so, if we fail to manage our growth or if we encounter unexpected difficulties during expansion, it could have a negative impact on the performance of acquired stations as well as on our company as a whole.

A RECENTLY ADOPTED CHANGE IN ACCOUNTING PRINCIPLES THAT AFFECTS THE ACCOUNTING TREATMENT OF GOODWILL AND FCC LICENSES COULD CAUSE FUTURE LOSSES DUE TO ASSET IMPAIRMENT.

     As of November 30, 2001, on a pro forma basis, giving effect to the sale of our Denver stations, we had $1,974.8 million of unamortized intangible assets, including goodwill and FCC radio and television licenses, on our balance sheet, which represents the excess of the total purchase price of our acquisitions over the identifiable net assets acquired. At November 30, 2001, on a pro forma basis, giving effect to the sale of our Denver stations, these intangible assets represented approximately 81% of our total assets.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" that requires companies to cease amortizing goodwill and certain other indefinite-lived intangible assets, including broadcast licenses. Under SFAS 142, goodwill and some indefinite-lived intangibles will not be amortized into results of operations, but instead will be tested for impairment at least annually, with impairment being measured as the excess of the carrying value of the goodwill or intangible over its fair value. In addition, goodwill and intangible assets will be tested more often for impairment as circumstances warrant. Intangible assets that have finite useful lives will continue to be amortized over their useful lives and will be measured for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." After initial adoption, any impairment losses under SFAS 142 or 144 will be recorded as operating expenses.

     We adopted SFAS 142 and began the first step of our impairment review on March 1, 2002. We expect to complete our review by May 31, 2002. The adoption of SFAS 142 will eliminate our amortization of goodwill and indefinite-lived intangibles, which were approximately $41.8 million in year ended February 28, 2001 and $45.3 for the nine months ended November 30, 2001. However, we expect that our impairment review, once it is completed, will result in write-downs of some of our goodwill and indefinite-lived intangibles, but we cannot currently determine the amount of the write-downs. Upon adoption, impairment losses under SFAS 142 will be reported as a change of accounting principles.

ONE SHAREHOLDER CONTROLS A MAJORITY OF THE VOTING POWER OF OUR COMMON STOCK, AND HIS INTEREST MAY CONFLICT WITH YOURS.

     As of February 28, 2002, after giving effect to this offering, our Chairman, Chief Executive Officer and President, Jeffrey H. Smulyan would have held shares representing approximately 56.4% of the outstanding combined voting power of all classes of our common stock. He, therefore, would hold a majority of the outstanding combined voting power of all classes of our common stock. Accordingly, Mr. Smulyan is able to and will continue to be able to, control the outcome of most matters submitted to a vote of our shareholders, including the election of a majority of the directors.

OUR NEED TO COMPLY WITH COMPREHENSIVE, COMPLEX AND SOMETIMES UNPREDICTABLE FEDERAL REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESSES.

     We are dependent on licenses from the FCC, which regulates the radio and television broadcasting industries in the United States. The radio and television broadcasting industries in the United States are subject to extensive and changing regulation by the FCC. Among other things, the FCC is responsible for the following:

     - assigning frequency bands for broadcasting;

     - determining the particular frequencies, locations and operating power of stations;

     - issuing, renewing, revoking and modifying station licenses;

     - determining whether to approve changes in ownership or control of station licenses;

     - regulating equipment used by stations; and

     - adopting and implementing regulations and policies that directly affect the ownership, operation, programming and employment practices of stations.

     The FCC has the power to impose penalties for violation of its rules or the applicable statutes. While in the vast majority of cases licenses are renewed by the FCC, we cannot be sure that any of our United States stations' licenses will be renewed at their expiration date. Even if our licenses are renewed, we cannot be sure that the FCC will not impose conditions or qualifications that could cause problems in our businesses.

     The FCC regulations and policies also affect our growth strategy because the FCC has specific regulations and policies about the number of stations, including radio and television stations, and daily newspapers that an entity may own in any geographic area. As a result of these rules, we may not be able to acquire more properties in some markets or on the other hand, we may have to sell some of our properties in a particular market. For example, as a result of the Lee Enterprises acquisition, we own two "top 4" rated television stations in the Honolulu market, which is not permitted by FCC rules. The FCC granted us a waiver permitting temporary ownership of both stations because of the difficulty we have encountered in accomplishing divestiture of one station so as to come into compliance with FCC ownership rules. That waiver, however, is scheduled to expire on April 1, 2002, and our request for a further extension has been opposed by a third party who claims that he would like to purchase one of the stations and that we have not been sufficiently diligent in our divestiture efforts. The FCC may not grant a further extension, and any extension could be of short duration. If we are required to divest a station on short notice, we may not realize the full value of that station.

     In addition, we may face increased FCC scrutiny and additional regulatory burdens if our significant shareholder, Mr. Smulyan, is deemed to no longer control us. Mr. Smulyan's voting power could in the future be diluted. If that were to occur, we may need to seek prior FCC approval for a change of control that may be deemed to occur under FCC regulations once a significant shareholder ceases to control 50% of the combined voting power of a broadcasting company and we may need to seek additional approvals from the FCC prior to any further reduction in Mr. Smulyan's voting power.

     Under prior FCC policy, because Mr. Smulyan controls a majority of the voting power of our common stock, the media holdings of our minority shareholders were generally not attributed to us. However, under a recent change in that policy, notwithstanding Mr. Smulyan's majority control, the media interests of minority shareholders holding voting interests of 5% or more -- 20% or more in the case of certain categories of institutional investors -- acquired after December 13, 2000, will be attributed to us. This change in policy has been stayed temporarily by the FCC pending further review as a result of a court decision reinstating the former policy of non-attribution in the context of cable ownership. That review may lead to permanent reinstatement of the new policy for cable and for broadcast ownership as well. Moreover, if Mr. Smulyan's voting power falls below 50%, minority interests held prior to the above date, which are presently "grandfathered," would lose their protected status. This loss could materially and adversely affect our business as a result of the increased cost of regulatory compliance and monitoring activities, the increased obstacles to our growth strategy or the mandatory divestment of our properties.

     FCC regulations also limit the ability of non-U.S. persons to own our capital stock and to participate in our affairs, which could limit our ability to raise equity. Our articles of incorporation contain provisions which place restrictions on the ownership, voting and transfer of our capital stock in accordance with the law.

     Finally, a number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital television, multiple ownership and attribution. We cannot predict the effect that these regulatory changes may ultimately have on our operations.

ANY CHANGES IN CURRENT FCC OWNERSHIP REGULATIONS MAY NEGATIVELY IMPACT OUR ABILITY TO COMPETE OR OTHERWISE HARM OUR BUSINESS OPERATIONS.

     On February 19, 2002, a federal court of appeals ordered the FCC to reconsider its rule that imposes a national "cap" on the number of television stations that can be owned nationwide by an entity or affiliated group. The court found that the FCC had not articulated a sufficient basis for the national limit. Unless the court's decision is modified or reversed as a result of possible further proceedings, the FCC will be required to determine whether the cap should be eliminated, modified, or retained in its current form. If the national ownership limit is liberalized or abolished, television operators that are currently at the limit, including the CBS and Fox networks, will be able to acquire additional stations, which may give them a competitive advantage over us, since they have much greater financial and other resources than we have. In addition, the networks' ability to acquire additional stations could give them "leverage" over their affiliates on issues such as compensation and program clearance, in part because of the risk that a network facing an uncooperative affiliate could acquire a station in the market and terminate its agreement with that affiliate.

     The court decision described above also invalidated an FCC rule that prohibited common ownership of a broadcast station and a cable television system in the same market. Consequently, unless that decision is modified or reversed as a result of possible further proceedings, television broadcasters will be able to own and operate cable television systems in their markets, and vice-versa. The invalidation of that restriction could increase the amount of competition that our television stations face.

     FCC rules also prohibit ownership of a daily newspaper in combination with a television or radio station in the same market. The FCC has initiated a proceeding looking toward elimination or liberalization of these rules. If common ownership of a newspaper and one or more TV or radio stations in the same market is permitted, entities that own such facilities in combination may have a competitive advantage over us because they can offer advertisers "packages" that include both print and broadcast advertisements.

IF WE ARE NOT ABLE TO OBTAIN REGULATORY APPROVAL FOR FUTURE ACQUISITIONS, OUR GROWTH MAY BE IMPAIRED.

     Although part of our growth strategy is the acquisition of additional radio and television stations, we may not be able to complete all the acquisitions that we agree to make. Station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. Also, the FCC sometimes undertakes review of transactions to determine whether they would result in excessive concentration, even where the transaction complies with the numerical ownership limits. Specifically, the staff has had a policy of "flagging" for closer scrutiny the anticompetitive impact of any transactions that will put one owner in a position to earn 50% or more of the market's radio advertising revenues or will result in the two largest owners receiving 70% or more of those revenues. The FCC recently initiated a proceeding to determine whether it should continue to consider market concentration issues when reviewing transactions; pending the outcome of that proceeding, the "flagging" policy will remain in effect.

     Additionally, since the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more involved in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.

OUR BUSINESS STRATEGY AND OUR ABILITY TO OPERATE PROFITABLY DEPENDS ON THE CONTINUED SERVICES OF OUR KEY EMPLOYEES, THE LOSS OF WHOM WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management team and certain key employees. Their managerial, technical and other services would be difficult to replace and if we lose the services of one or more of our executive officers or key personnel, or if one of them decides to join a competitor or otherwise compete directly or indirectly against us, our business could be seriously harmed.

     Our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. These individuals may not remain with our radio stations and may not retain their audiences.

OUR CURRENT AND FUTURE OPERATIONS ARE SUBJECT TO CERTAIN RISKS THAT ARE UNIQUE TO OPERATING IN A FOREIGN COUNTRY.

     We currently own a 59.5% interest in a national radio station in Hungary and a 75% interest in a company with two radio stations in Argentina and, therefore, we are exposed to risks inherent in international business operations. We may pursue opportunities to buy additional broadcasting properties in Argentina and other foreign countries. The risks of doing business in foreign countries include the following:

     - changing regulatory or taxation policies;

     - currency exchange risks;

     - changes in diplomatic relations or hostility from local populations;

     - seizure of our property by the government, or restrictions on our ability to transfer our property or earnings out of the foreign country; and

     - potential instability of foreign governments, which might result in losses against which we are not insured.

     Instead of making a required license payment to the Hungarian government in November 2001, our Hungarian station requested a modification of the broadcast contract and ultimately filed suit in arbitration court seeking reformation of the contract and requesting that the payments be reduced. The Hungarian government then issued an order revoking our station's broadcast license for non-payment of the license fee, and we appealed the order in the Hungarian ordinary court. The Hungarian government has also filed an action seeking to liquidate our Hungarian broadcast company. We are vigorously prosecuting the actions in the arbitration court and ordinary court and are vigorously opposing the action seeking liquidation. However, we cannot predict the outcome of these actions. We do not plan to continue to operate the station under the present fee arrangement. For the nine months ended November 30, 2001, our Hungarian station accounted for less than 1% of our broadcast cash flow and approximately 1% of our total revenues.

     Our operations in Argentina are subject to additional risks due to the political and economic instability that Argentina has experienced in recent months. The Argentine recession and currency weakness have negatively impacted our revenues from the two stations located there. Instability in the exchange rate between the Argentine peso and the U.S. dollar also creates additional uncertainty relating to our revenues from the two stations. For the nine months ended November 30, 2001, our Argentine stations accounted for less than 1% of our broadcast cash flow and approximately 2% of our total revenues.

TELEVISION PROGRAMMING COSTS MAY NEGATIVELY IMPACT OUR OPERATING RESULTS.

     One of our most significant operating cost components is television programming. We may be exposed in the future to increased programming costs which may adversely affect our operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

OUR TELEVISION STATIONS DEPEND ON AFFILIATIONS WITH MAJOR NETWORKS THAT MAY BE CANCELED OR REVOKED BY THE NETWORKS.

     All of our television stations are affiliated with a network. Under the affiliation agreements, the networks possess, under certain circumstances, the right to terminate the agreement without giving the station enough advance notice to implement a contingency plan. The affiliation agreements may not remain in place, and the networks may not continue to provide programming to affiliates on the same basis that currently exists. The non-renewal or termination of any of our stations' network affiliation agreements could have a material adverse effect on our operations.

THE SUCCESS OF OUR TELEVISION STATIONS DEPENDS ON THE SUCCESS OF THE NETWORK EACH STATION CARRIES.

     The ratings of each of the television networks, which is based in large part on their programming, vary from year to year, and this variation can significantly impact a station's revenues. The future success of any network or its programming is unpredictable.

WE MAY NOT REMAIN COMPETITIVE IF WE DO NOT RESPOND TO THE RAPID CHANGES IN TECHNOLOGY, STANDARDS AND SERVICES THAT CHARACTERIZE THE RADIO, TELEVISION AND PUBLISHING INDUSTRIES.

     Advances in technology may increase competition for household audiences and advertisers, and we may be unable to compete for advertising revenue. For example, the video compression techniques now under development for use with current cable television channels or direct broadcast satellites that do not carry local television signals are expected to reduce the bandwidth which is required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. New radio technologies, such as satellite radio, may also increase competition for our radio stations. We are unable to predict the effect that technological changes will have on the radio or television broadcast industry or publishing industry or the future results of our operations.

THE PLANNED INDUSTRY CONVERSION TO DIGITAL TELEVISION COULD ADVERSELY AFFECT OUR BROADCAST BUSINESS.

     All commercial television stations in the United States must start broadcasting in digital format by May 2002, unless the FCC extends that deadline on a station-by-station basis. Currently, four of our stations, KOIN-TV, WKCF-TV, WFTX-TV, and WALA-TV, broadcast in digital format. We have obtained six-month extensions of the digital broadcasting deadline for all of our other stations except WLUK-TV, KGMV-TV, and KAII-TV. The last two stations are satellite stations of KGMB-TV and KHON-TV, respectively. Our extension requests for those three stations have not yet been acted upon by the FCC. If a station does not begin digital broadcasting by the original or any extended deadline, it will be required to cease operation when stations are required to abandon analog broadcasts. We cannot determine definitively how the conversion to digital broadcasting will affect our business for the following reasons:

     - It will be expensive to convert from the current analog format to digital format.

     - The digital technology will allow us to broadcast multiple channels, compared to only one today. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

     - The FCC generally has made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

     - In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, because of the technical standards adopted by the FCC, the digital signal may be subject to interference to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, roof-top antennas, may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

     - While the FCC ruled that cable companies are required to carry the signals of digital-only television stations, the agency has tentatively concluded, subject to additional inquiry, that cable companies should not be required to carry both the analog and digital signals of stations during the transition period when stations will be broadcasting in both modes. If the FCC does not require stations to carry both the analog and digital signals, cable customers in our broadcast markets may not receive our digital signal, which could negatively impact our stations.

THE NEW FEDERAL SATELLITE TELEVISION LEGISLATION COULD ADVERSELY AFFECT OUR BROADCAST BUSINESS.

     In November 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999, or "SHVIA," which established a copyright licensing system for limited distribution of television network programming to DBS viewers and directed the FCC to initiate rulemaking proceedings to implement the new system. SHVIA also extended the current system of satellite distribution of distant network signals to households that do not receive an adequate signal from a local network affiliate, which allows satellite carriers to provide the signals of distant stations with the same network affiliation as our stations to television viewers in some areas of our television markets. As part of those rulemaking proceedings, the FCC established a market-by-market requirement for mandatory carriage of all local television stations, similar to that applicable to cable systems, for those markets in which a satellite carrier chooses to provide any local signal, beginning January 1, 2002.

     The DBS industry challenged SHVIA and the FCC's DBS must-carry rules in federal court. In December 2001, a federal appeals court upheld the federal law that requires DBS carriers to carry the signals of all local television stations in markets where they elect to carry any local signals. Although DBS operators have been required since January 1, 2002 to carry all local television stations electing must-carry in the local markets the operators currently serve, DBS interests have filed a petition with the United States Supreme Court seeking review of these rules.

                         RISKS RELATED TO THIS OFFERING

FLUCTUATIONS IN THE MARKET PRICE OF OUR CLASS A COMMON STOCK MAY MAKE IT MORE DIFFICULT FOR US TO RAISE CAPITAL.

     The market price of our Class A common stock is extremely volatile and has fluctuated over a wide range. The fluctuations may impair our ability to raise capital by offering equity securities. The market price may continue to fluctuate significantly in response to various factors, including:

     - market conditions in the industry;

     - announcements or actions by competitors;

     - low trading volume;

     - sales of large amounts of our Class A common stock in the public market or the perception that such sales could occur;

     - quarterly variations in operating results or growth rates;

     - changes in estimates by securities analysts;

     - regulatory and judicial actions; and

     - general economic conditions.

FUTURE SALES OF COMMON STOCK COULD LOWER OUR STOCK PRICE.

     Several shareholders own significant amounts of our common stock. If existing shareholders decide to sell large amounts of our stock, our stock price could fall. Even the market's perception that this might occur could lower our stock price.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS, AND THEREFORE YOU MAY NOT REALIZE ANY BENEFIT OF YOUR INVESTMENT WITHOUT SELLING YOUR STOCK.

     We have never declared or paid any dividends on our common stock. In addition, the payment of dividends in cash or in certain of our securities is currently prohibited by our credit facility and restricted by the indentures relating to our senior discount notes and our senior subordinated notes. We intend to retain any earnings to support the growth and development in our business, and we do not intend to pay cash dividends at any time in the foreseeable future.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the 4,000,000 shares of our Class A common stock in this offering are estimated to be approximately $104.5 million (approximately $120.2 million if the underwriters' overallotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses.

     We expect to use these net proceeds to repay outstanding indebtedness under our credit facility, including approximately $6.0 million of revolving loans and approximately $98.5 million of term loans. At February 28, 2002, the indebtedness to be repaid under the credit facility bore interest at a weighted-average rate of 6.3% per year. The credit facility consists of a revolver, a term note A and term note B. The revolver and term note A mature on February 28, 2009, and the term note B matures on August 31, 2009.

     We may elect to use a portion of the net proceeds to optionally redeem or repurchase some of our outstanding senior discount notes. The amount of any such redemption or repurchase may be limited by our ability to meet certain financial tests under our indebtedness and in any event may not exceed 50% of the net proceeds of this offering. In addition, any such redemption or repurchase would require the consent of the lenders under our credit facility. The interest rate on the senior discount notes is 12 1/2%, and the maturity of the notes is March 15, 2011.

     A portion of the proceeds from the issuance of our senior discount notes were used in part to fund the purchase of one FM and two AM radio stations in Phoenix, Arizona from Hearst-Argyle Television, Inc. The remaining proceeds from the issuance of our senior discount notes were used to repay term loans under our credit facility.

                      PRICE RANGE OF CLASS A COMMON STOCK

     Our Class A common stock trades on the Nasdaq National Market under the symbol "EMMS." The following table sets forth on a per share basis the high and low bid prices for our Class A common stock for the periods indicated as reported on the Nasdaq National Market.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year Ended February 28, 2001
  First Quarter.............................................  $47.38   $27.00
  Second Quarter............................................   49.13    31.38
  Third Quarter.............................................   34.25    17.38
  Fourth Quarter............................................   37.88    22.13
Fiscal Year Ended February 28, 2002
  First Quarter.............................................  $33.95   $20.06
  Second Quarter............................................   33.65    23.32
  Third Quarter.............................................   24.95    12.27
  Fourth Quarter............................................   27.37    15.85
Fiscal Year Ending February 28, 2003
  First Quarter (through March 26, 2002)....................  $30.85   $26.20

     The last reported sale price of our Class A common stock on March 26, 2002 on the Nasdaq National Market is set forth on the cover page of this prospectus supplement. As of March 25, 2002, there were 3,778 holders of record of our Class A common stock.

                                DIVIDEND POLICY

     We have followed a policy of retaining our earnings for use in our business rather than paying any dividends on our common stock. In addition, the payment of dividends in cash or in some of our securities is currently prohibited by our credit facility and restricted by the indentures relating to our senior discount notes. Accordingly, we have not paid dividends and do not anticipate paying any dividends on shares of our common stock in the foreseeable future. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including our results of operations, financial condition and requirements, business conditions, covenants in our loan agreements, indentures and other contractual arrangements, and other factors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of November 30, 2001 on an actual basis and as adjusted to give effect to this Class A common stock offering, the sale of our Denver stations and the application of the proceeds from those transactions to repay outstanding indebtedness under our credit facility. You should read this information together with our historical financial statements, which are incorporated by reference in this prospectus.

                                                              AS OF NOVEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Long-term debt, including current maturities:
Credit facility(1)..........................................  $  972,000   $  732,840
Capital leases..............................................         532          532
Hungarian radio debt(2).....................................      15,494       15,494
Argentina radio debt(3).....................................       3,101        3,101
8 1/8% senior subordinated notes due 2009 of Emmis Operating
  Company...................................................     300,000      300,000
12 1/2% senior discount notes due 2011(1)...................     219,891      219,891
                                                              ----------   ----------
     Total long-term debt...................................   1,511,018    1,271,858
     Total shareholders' equity(4)(5).......................     771,686      873,622
                                                              ----------   ----------
     Total capitalization...................................  $2,282,704   $2,145,480
                                                              ==========   ==========

---------------

(1) We may elect to use a portion of the net proceeds from this offering to optionally redeem or repurchase some of our outstanding senior discount notes. See "Use of Proceeds."

(2) Hungarian radio debt represents obligations of our 59.5% owned Hungarian subsidiary which are consolidated in our financial statements due to our majority ownership interest. However, we are not a guarantor of or required to fund these obligations.

(3) Argentina radio debt represents obligations of our 75% owned Argentinean subsidiaries which are consolidated in our financial statements due to our majority ownership interest. However, we are not a guarantor of or required to fund these obligations.

(4) Does not include the 600,000 shares of Class A common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement.

(5) Does not include the 3,572,051 shares of Class A common stock and the 1,400,000 shares of Class B common stock issuable upon exercise of outstanding stock options, 3,655,629 shares of Class A common stock available for future grants under our option plans, 580,878 shares of Class A common stock available for issuance under our employee stock purchase plan and 3,680,000 shares of Class A common stock reserved for issuance upon conversion of our 6 1/4% Series A cumulative convertible preferred stock, in each case, as of November 30, 2001.

                       CERTAIN UNITED STATES FEDERAL TAX
                       CONSEQUENCES FOR NON-U.S. HOLDERS

     The following summary describes some United States federal income tax and estate tax consequences of your ownership of shares of Class A common stock if you are a non-U.S. Holder as of the date of this prospectus supplement. This discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. Holder's decision to purchase shares of Class A common stock and is limited to persons that will hold the shares of Class A common stock as "capital assets" -- generally, property held for investment -- within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. In addition, this summary does not deal with foreign, state and local tax consequences that may be relevant to non-U.S. Holders in light of their personal circumstances. In particular, this summary does not address the tax treatment of special classes of non-U.S. Holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker dealers, persons holding our Class A common stock as part of a hedging or conversion transaction or as part of a "straddle", or U.S. expatriates. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code and U.S. Treasury regulations, rulings and judicial decisions under the Internal Revenue Code as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Please note that this discussion is not binding on the Internal Revenue Service and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used in this discussion, a "non-U.S. Holder" of shares of Class A common stock means a beneficial owner of shares of Class A common stock who is not:

     - a citizen or resident of the United States,

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of it, other than a partnership treated as foreign under U.S. Treasury regulations,

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust

     - that is subject to the primary supervision of a court within the United States and that has one or more United States persons who have the authority to control all substantive decisions of the trust or

     - that has elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

PAYMENT OF DIVIDENDS

  WITHHOLDING TAXES.

     If we pay dividends on our shares of Class A common stock, dividends paid to a non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States.

     In order to claim the benefit of a reduced rate of withholding under a tax treaty, either:

     - the non-U.S. Holder must provide us with a properly executed IRS Form W-8BEN or valid substitute or successor form; or

     - a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the shares of Class A common stock on behalf of a non-U.S. Holder must

     - provide us with a statement, signed under penalties of perjury, that certifies that such securities clearing organization, bank or other financial institution has received a properly executed Form W-8BEN or valid substitute or successor form from the non-U.S. Holder or from another financial institution acting on behalf of the non-U.S. Holder, and

     - furnish us with a copy of it.

However, in the case of shares of Class A common stock held by a non-U.S. Holder that is:

     - a foreign partnership, the certification requirement generally will be applied to the partners of the partnership and the partnership will be required to provide certain information;

     - a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust. To identify the beneficial owners of the trust, the U.S. Treasury regulations specify look-through rules for tiered partnerships, foreign simple trusts and foreign grantor trusts.

     A non-U.S. Holder eligible for a reduced rate or U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

  DIVIDENDS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS.

     Dividends that are effectively connected with the conduct of a trade or business of a non-U.S. Holder within the United States are not subject to withholding tax but are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Effectively connected dividends received by a foreign corporation may, under some circumstances, also be subject to a "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     In order to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. Holder must provide a properly executed IRS Form W-8ECI or valid substitute or successor form prior to the payment of dividends on the shares of Class A common stock.

SALE OR EXCHANGE

     A non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other disposition of shares of Class A common stock unless:

     - the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States and, if an applicable tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, unless an applicable income tax treaty provides otherwise, and, if the non-U.S. Holder is a foreign corporation, the "branch profits tax" described above may also apply,

     - a non-U.S. Holder, who is an individual, is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and some other conditions are met; in these cases, the non-U.S. Holder will be subject to a flat rate of 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses,

     - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A common stock.

     Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our Class A common stock, provided that our Class A common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

     However, even if we are or have been a U.S. real property holding corporation, a non-U.S. Holder which did not beneficially own, directly or indirectly, more than 5% of the total fair market value of our Class A common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that our Class A common stock was held by the non-U.S. Holder and which is not otherwise taxed under any other circumstances described above, generally will not be taxed on any gain realized on the disposition of our Class A common stock if, at any time during the calendar year of the disposition, our Class A common stock was regularly traded on an established securities market within the meaning of the applicable U.S. Treasury regulations.

     Our Class A common stock will be considered to be regularly traded on an established securities market for any calendar quarter during which it is regularly quoted on the Nasdaq National Market by brokers or dealers that hold themselves out to buy or sell our Class A common stock at the quoted price.

FEDERAL ESTATE TAX

     Shares of Class A common stock held by an individual non-U.S. Holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to that holder and the tax withheld from those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Under an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. Holder resides.

     The gross amount of dividends paid to a non-U.S. Holder that fails to certify its non-U.S. Holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding which is currently at a rate of 30%.

     The payment of the proceeds of the disposition of Class A common stock by a non-U.S. Holder to or through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. Holder either certifies its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds on the disposition of Class A common stock by a non-U.S. Holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If however, the broker is a U.S. person or has certain enumerated connections with the United States, unless certain conditions are met, the proceeds from that disposition generally will be reported to the IRS, but not reduced by backup withholding.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective numbers of shares of Class A common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

                                                                NUMBER
                        UNDERWRITERS                           OF SHARES
                        ------------                           ---------
Deutsche Banc Alex. Brown Inc...............................   3,285,714
Credit Suisse First Boston Corporation......................     714,286
     Total..................................................   4,000,000
                                                               =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Class A common stock offered by this prospectus supplement are subject to certain conditions precedent and that the underwriters will purchase all of the shares of Class A common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.30 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the public offering, the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of Class A common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Class A common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of Class A common stock as the number of shares of Class A common stock to be purchased by it in the above table bears to the total number of shares of Class A common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of Class A common stock to the underwriters to the extent the option is exercised. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the initial shares are being offered.

     The underwriting discounts and commissions per share are equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting discounts and commissions are 2.1% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                         TOTAL FEES
                                                             ----------------------------------
                                                                                   WITH FULL
                                                             WITHOUT EXERCISE     EXERCISE OF
                                                             OF OVER-ALLOTMENT   OVER-ALLOTMENT
                                             FEE PER SHARE        OPTION             OPTION
                                             -------------   -----------------   --------------
Discounts and commissions paid by us.......      $0.56          $2,240,000         $2,576,000

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     We and certain of our directors, officers, members of senior management and stockholders, each for a period of 90 days after the initial closing date of this offering, have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act of 1933, as amended, (the "Securities Act") relating to, any additional shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock or publicly disclose the intention to make an offer, sale, pledge, disposition or filing without the prior written consent of Deutsche Banc Alex. Brown Inc., except for up to 300,000 shares which may be sold by Jeffrey H. Smulyan, our Chairman of the Board, President and Chief Executive Officer, and except for shares transferred by us (1) pursuant to or in connection with employee stock option or employee stock purchase plans or other incentive plans, benefit plans and dividend reinvestment plans, in effect on the date of this prospectus supplement, (2) in connection with the issuance of Class A common stock upon the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in effect on the date of this prospectus supplement or (3) shares sold in this offering pursuant to the underwriters' over-allotment option. Notwithstanding the above agreements, such officers and directors may, during the 90-day period after the initial closing date of this offering, enter into plans or arrangements to sell shares of Class A common stock that are designed to comply with Rule 10b5-1(c)(1)(i) under the Exchange Act, so long as no sales of Class A common stock are made during such 90-day period.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Our Class A common stock is traded on the Nasdaq National Market under the symbol EMMS.

     In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of Class A common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

     Stabilizing transactions consist of various bids for or purchases of our Class A common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Class A common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     A copy of this prospectus supplement and the underlying prospectus in electronic format may be made available on Internet web sites maintained by one or more of the lead underwriters of this offering. Other than the prospectus supplement and prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

     Some of the underwriters or their affiliates have provided investment services to us in the past and may do so in the future. They receive customary fees and commissions for these services.

     Affiliates of Credit Suisse First Boston Corporation are lenders to us under our existing credit facility, and an affiliate of Credit Suisse First Boston Corporation is the co-documentation agent under our credit facility. A portion of the proceeds from this offering will be used to repay our existing credit facility.

                                 LEGAL MATTERS

     The validity of the Class A common stock being offered by this prospectus supplement will be passed upon for us by Bose McKinney & Evans LLP, Indianapolis, Indiana, and some other legal matters relating to this offering will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Some legal matters will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the securities offered in this prospectus. This prospectus supplement, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Emmis and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

     You may also request a copy of any of the documents described above, at no cost, by contacting us in writing or by telephone at our principal executive office:
                        Emmis Communications Corporation
                           One Emmis Plaza, 7th Floor
                               40 Monument Circle
                          Indianapolis, Indiana 46204
                           Telephone: (317) 266-0100

PROSPECTUS

                                  $500,000,000

EMMIS COMMUNICATIONS CORPORATION                                       EMMIS OPERATING COMPANY
  Class A Common Stock                                                         Debt Securities
  Preferred Stock                                         Guarantees of the Debt Securities of
  Depositary Shares                                           Emmis Communications Corporation
  Debt Securities
  Warrants
  Guarantees of the Debt Securities of
  Emmis Operating Company

                            ------------------------

We may offer from time to time:

- shares of Class A common stock,

- shares of preferred stock,

- depositary shares representing fractions of shares of preferred stock,

- debt securities, which may consist of debentures, notes or other types of debt,

- warrants to purchase common stock, preferred stock or debt securities, and

- guarantees of the debt securities of Emmis Operating Company.

Emmis Operating Company may offer from time to time:

- debt securities, which may consist of debentures, notes or other types of debt, and

- guarantees of our debt securities.

Some of our direct and indirect wholly-owned subsidiaries may guarantee the debt securities of Emmis or Emmis Operating Company offered under this prospectus.

The aggregate offering price of the securities offered by us and Emmis Operating Company will not exceed $500,000,000.

Each time we offer securities, we will provide a supplement to this prospectus that will describe the specific terms of any securities we offer and the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus.

Our Class A common stock is quoted on the Nasdaq National Market under the symbol "EMMS." Any Class A common stock offered under this prospectus will be listed on the Nasdaq National Market, subject to notice of issuance.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JUNE 25, 2001.

                            ------------------------

                               TABLE OF CONTENTS

Where You Can Find More Information.........................      i
Incorporation of Documents by Reference.....................      i
Cautionary Statement Regarding Forward-Looking Statements...    iii
Emmis Communications Corporation............................      1
Recent Developments.........................................      2
Use of Proceeds.............................................      3
Ratio of Earnings to Fixed Charges..........................      3
Description of Capital Stock of Emmis.......................      4
Description of Depositary Shares of Emmis...................      7
Description of Debt Securities of Emmis.....................     10
Description of Warrants of Emmis............................     18
Description of Debt Securities of Operating Company.........     19
Description of the Guarantees...............................     27
Plan of Distribution........................................     27
Legal Matters...............................................     28
Experts.....................................................     28

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the securities offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Emmis and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference. We incorporate by reference the documents listed below and any other filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of this offering:

     - Our Annual Report on Form 10-K for the fiscal year ended February 28,
       2001.

     - Our Proxy Statement for our 2001 Annual Meeting of Shareholders.

     - Our Current Reports on Form 8-K filed on March 12, March 13 and April 12, 2001.

     - The historical financial statements of Sinclair Broadcast Group, Inc.'s St. Louis Radio Group, KZLA-FM and Lee Enterprises, Incorporated, Certain Broadcasting Operations and pro forma financial statements meeting the requirements of Article 11 of Regulation S-X under the Securities Act from our Registration Statement on Form S-4 filed on June 1, 2001.

     You may request a copy of any of these documents, at no cost, by contacting us in writing or by telephone at our principal executive office:

                        Emmis Communications Corporation
                           One Emmis Plaza, 7th Floor
                               40 Monument Circle
                          Indianapolis, Indiana 46204
                           Telephone: (317) 266-0100

     EXCEPT AS DESCRIBED ABOVE, NO OTHER INFORMATION IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (INCLUDING, WITHOUT LIMITATION, INFORMATION ON OUR WEBSITE).

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading "Risk Factors" in any prospectus supplement and the following:

     - the ability of our stations and magazines to attract and retain advertisers;

     - the level of our capital expenditures and whether our programming and other expenses continue to increase or increase at a rate faster than expected;

     - whether any pending transactions are completed on the terms and at the times set forth, if at all;

     - financial community and rating agency perceptions of our business, operations and financial condition and the industry in which we operate;

     - the ability of our stations to attract programming and our magazines to attract writers and photographers;

     - uncertainty as to the ability of our stations to increase or sustain audience share for their programs and our magazines to increase or sustain subscriber demand;

     - risks and uncertainties inherent in the radio and television broadcasting and magazine publishing businesses;

     - material adverse changes in economic conditions in the markets of our company;

     - future regulatory actions and conditions in the operating areas of our company; and

     - competition from other media and the impact of significant competition for advertising revenues from other media.

     The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.
                            ------------------------

     In this prospectus, "we," "us," "our," the "company" and "Emmis" refer to Emmis Communications Corporation and its subsidiaries, unless it is clear from the context that we mean only Emmis Communications Corporation. References to Operating Company refer to Emmis Operating Company.

                        EMMIS COMMUNICATIONS CORPORATION

     Emmis is a leading media company with radio broadcasting, television broadcasting and magazine publishing operations. We conduct substantially all of our business operations through our wholly-owned subsidiary, Emmis Operating Company, and its subsidiaries. Approximately 10.8 million listeners currently tune in to our 23 radio stations each week. We currently operate 20 FM and 3 AM stations located primarily in the nation's top 20 radio markets. In the three largest U.S. radio markets, New York, Los Angeles and Chicago, we have developed top performing radio stations that rank in the top ten in terms of primary demographic target audience share according to the Fall 2000 Arbitron Survey. We have also developed strong market positions in Denver, Phoenix, St. Louis, and Indianapolis by clustering our radio stations for demographic audience share.

     The combination of our large market radio presence, the diversity of our station formats and our advertising, sales and programming expertise has allowed us to achieve same-station revenue growth rates in excess of industry-wide growth for recent years. In addition to our strong internal growth, we have demonstrated our ability to selectively acquire underdeveloped properties in desirable markets and create value by improving their ratings, revenues and cash flow through focused marketing and innovative programming techniques.

     We currently own and operate 15 television stations in the United States, reaching approximately 6.1 million television households nationally. We believe that broadcast television has been and will continue to be the most effective way for advertisers to reach mass audiences in local markets. The television stations we currently operate serve geographically diverse, mid-sized markets in the U.S. and have a variety of television network affiliations, including five with CBS, five with Fox, three with NBC, one with ABC and one with WB. We have demonstrated our ability to create value in our television stations by acquiring underperforming television assets and employing strategies similar to those that have proven successful with our radio properties, including focused marketing and sales efforts and innovative programming techniques.

     In addition to our radio and television broadcasting properties, we currently publish eight award-winning city, regional and specialty magazines. Our publications have received a number of industry awards for editorial excellence. Our magazine portfolio currently includes Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati Magazine, Country Sampler, Country Marketplace and Wildlife Journal.

     We also operate news and agriculture radio networks in Indiana and own majority interests in a national radio station in Hungary and two radio stations in Buenos Aires, Argentina, including the top ranked stations in each of those markets. In our efforts to enhance the advertiser appeal of our mediums and increase our listening, viewing and reading audiences, we are continually pursuing opportunities to develop complementary products and services using emerging technologies. As part of these efforts, we have led the formation of the Local Media Internet Venture, a consortium of radio broadcasters formed to bring the benefits of scale in technology and content development to a local station's on-line presence.

                               BUSINESS STRATEGY

     We are committed to maintaining our leadership position in broadcasting, enhancing the performance of our broadcast and publishing properties, and distinguishing ourselves through the quality of our operations. Our strategy has the following principal components:

     - develop innovative programming for our radio and television stations based on local market research and audience preferences;

     - emphasize a focused sales and marketing strategy based on advertiser demand and our programming compared to the competitive formats within each market;

     - develop strong local station identities for our television stations allowing viewers and advertisers to identify with the station while building the station's franchise value;

     - pursue strategic acquisitions in desirable markets and enhance their cash flow; and

     - encourage an entrepreneurial management approach that empowers and rewards all employees based on performance and promotes equity ownership in Emmis.

                              RECENT DEVELOPMENTS

     On June 22, 2001, we transferred all of our assets and liabilities to Operating Company, a newly formed wholly-owned subsidiary. As a result we are a holding company and conduct substantially all of our business operations through Operating Company and its subsidiaries. Immediately following the asset transfer, Emmis Escrow Corporation and Emmis Escrow Holding Corporation merged with and into us and we assumed $370 million principal amount at maturity of Emmis Escrow Corporation's 12 1/2% Senior Discount Notes Due 2011.
                            ------------------------

     The principal executive offices for both Emmis and Operating Company are located at One Emmis Plaza, 7th Floor, 40 Monument Circle, Indianapolis, Indiana 46204. Their telephone number is (317) 266-0100.

                                USE OF PROCEEDS

     Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for Emmis for the periods indicated (unaudited, dollars in thousands).

 YEAR ENDED FEBRUARY 28 OR 29,     PRO FORMA
--------------------------------   ---------
1997   1998   1999   2000   2001     2001
----   ----   ----   ----   ----   ---------
3.4    2.2    1.1    1.1    1.3      N/A(1)

---------------
(1) On a pro forma basis, the ratio of earnings to fixed charges for the year ended February 28, 2001 is less than 1.0 and the amount of insufficiency is $25,816. In accordance with applicable rules, depreciation and amortization expense is deducted from earnings when computing the ratio of earnings to fixed charges. Pro forma depreciation and amortization expense for the year ended February 28, 2001 was $103,009.

     Earnings include pretax income from continuing operations, fixed charges, amortization of capitalized interest and our share of pre-tax losses of equity investments and exclude interest capitalized, preferred stock dividend requirements and minority loss of consolidated subsidiaries. Fixed charges include interest expensed and capitalized, amortization of deferred financing expenses, preferred stock dividend requirements and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

                     DESCRIPTION OF CAPITAL STOCK OF EMMIS

     As of May 25, 2001, our authorized capital stock includes 170,000,000 shares of Class A common stock, $.01 par value per share, 30,000,000 shares of Class B common stock, $.01 par value per share, 30,000,000 shares of Class C common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Holders of common stock have no preemptive rights. At May 25, 2001, there were 42,100,498 shares of Class A common stock outstanding, and 3,556,837 shares reserved for issuance upon the exercise of outstanding stock options; 5,230,396 shares of Class B common stock outstanding and 1,400,000 shares reserved for issuance upon the exercise of outstanding stock options; no shares of Class C common stock outstanding; and 2,875,000 shares of Series A convertible preferred stock outstanding.

COMMON STOCK

     GENERAL. Our shares of Class A common stock are traded on the Nasdaq National Market under the symbol EMMS. Under Indiana law, shareholders are generally not liable for our debts or obligations. All shares of common stock issued will be duly authorized, fully paid, and non-assessable.

     DIVIDENDS. Holders of record of shares of common stock on the record date fixed by our board of directors are entitled to receive such dividends as may be declared by the board of directors out of funds legally available for such distributions. Emmis may not declare or pay dividends in cash or property on any share of any classes of common stock, however, unless simultaneously the same dividend is declared or paid on each share of the other class of common stock. In the case of any stock dividend, the stock dividend shall be payable at the same rate on each class of common stock and shall be payable only in Class A shares to holders of Class A common stock, in Class B shares to holders of Class B common stock and in Class C shares to holders of Class C common stock. The payment of dividends in cash or in certain of our securities is currently prohibited by our credit facility and restricted by the indenture relating to our senior discount notes and the indenture relating to Operating Company's senior subordinated notes.

     VOTING RIGHTS. Holders of shares of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the shareholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

     - for the election of two directors;

     - with respect to any proposed "going private" transaction (as defined below) between the Company and Jeffrey H. Smulyan (the holder of all shares of the Class B common stock), or an affiliate of Mr. Smulyan, or any group of which Mr. Smulyan or an affiliate of Mr. Smulyan is a member; and

     - as otherwise provided by law.

Holders of the shares of Class C common stock have no right to vote on any matter except as otherwise provided by law.

     In the election of directors, the holders of Class A common stock are entitled to vote as a separate class to elect two of our directors, who must be independent directors. For this purpose, an "independent director" means a person who is not an Emmis officer or employee, and who does not have a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The holders of Class A common stock and Class B common stock are entitled to elect the remaining directors by voting as a single class with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes. Holders of common stock are not entitled to cumulate votes in the election of directors.

     The holders of Class A common stock and Class B common stock vote as a single class with respect to any proposed "going private" transaction, with each share of each class of common stock entitled to one vote per share. A "going private" transaction is any "Rule 13e-3 Transaction," as that term is defined in Rule 13e-3 promulgated under the Exchange Act, between Emmis and Mr. Smulyan, any affiliate of

Mr. Smulyan or any group of which Mr. Smulyan or an affiliate of Mr. Smulyan is a member. An "affiliate" is defined as:

     - any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with Mr. Smulyan;

     - any corporation or organization (other than Emmis or a majority-owned subsidiary of Emmis) of which Mr. Smulyan is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which Mr. Smulyan has a substantial beneficial interest;

     - a voting trust or similar arrangement pursuant to which Mr. Smulyan generally controls the vote of the shares of common stock held by or subject to such trust or arrangement;

     - any other trust or estate in which Mr. Smulyan has a substantial beneficial interest or as to which Mr. Smulyan serves as trustee or in a similar fiduciary capacity; or

     - any relative or spouse of Mr. Smulyan, or any relative of such spouse, who has the same residence as Mr. Smulyan.

     Under Indiana law, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock is required to approve, among other things, a change in the designation, rights, preferences or limitations of the shares of such class of capital stock.

     LIQUIDATION RIGHTS. Upon liquidation, dissolution or winding-up of Emmis, the holders of Class A common stock, Class B common stock and Class C common stock are entitled to share ratably with each other in all assets available for distribution after payment in full of creditors and payment in full to any holders of our preferred stock then outstanding of any amount required to be paid under the terms of such preferred stock.

     OTHER PROVISIONS. Each share of Class B common stock is convertible, at the option of its holder, into one share of Class A common stock at any time. One share of Class B common stock converts automatically and without the requirement of any further action into one share of Class A common stock upon its sale or other transfer to a person or entity other than Mr. Smulyan or an affiliate of Mr. Smulyan. A pledge of shares of Class B common stock is not considered a transfer for this purpose unless the pledge is enforced. All outstanding shares of Class B common stock will convert automatically and without the requirement of any further action into an equivalent number of shares of Class A common stock upon the earlier of Mr. Smulyan's death or his ceasing to own at least 3,040,000 shares of common stock, as adjusted for any stock splits or stock dividends. The holders of common stock are not entitled to preemptive rights.

     In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock, Class B common stock and Class C common stock must be identical, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the classes of common stock. No class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     FOREIGN OWNERSHIP. Our articles of incorporation restrict the ownership, voting and transfer of our capital stock, including the Class A common stock, in accordance with the Communications Act and the rules of the FCC, to prohibit ownership of more than 25% of our outstanding capital stock or more than 25% of the voting rights it represents by or for the account of aliens (as defined in the Communications Act) or corporations otherwise subject to domination or control by aliens. The articles of incorporation authorize our board of directors to prohibit any transfer of our capital stock that would cause Emmis to violate this prohibition. In addition, the articles of incorporation provide that shares of our capital stock determined by the board of directors to be beneficially owned by an alien shall always be subject to redemption by Emmis by action of the board of directors to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions of the Communications Act and FCC rules. The articles of incorporation further authorize our board of directors to adopt such provisions as it deems necessary to enforce these alien ownership restrictions.

     REGISTRAR AND TRANSFER AGENT. The registrar and transfer agent for our common stock is First Union National Bank, Charlotte, North Carolina.

PREFERRED STOCK

     Under our articles of incorporation, our board of directors is authorized, without further shareholder action, to issue up to 10,000,000 shares of preferred stock, $.01 par value, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative participation, optional or other special rights, and qualifications, limitations or restrictions, as are set forth in the designating amendment relating to the preferred stock. In October 1999, we issued 2,875,000 shares of Series A convertible preferred stock in a registered offering.

     Our shares of Series A convertible preferred stock are traded on the Nasdaq National Market under the symbol EMMSP. The Series A convertible preferred stock has a liquidation performance of $50 per share, and pays 6.25% cumulative annual cash dividends, payable quarterly in arrears. The shares of Series A convertible preferred stock are convertible into shares of Class A common stock at any time at a conversion price of $39.0625 per share, subject to adjustment. In addition, these shares may be redeemed by us, at our option, at a redemption premium of 104.911%, plus accumulated and unpaid dividends, on or after April 15, 2001 but prior to October 15, 2002 if the trading price for our Class A common stock equals or exceeds established per share prices. Beginning on October 15, 2002, these shares may be redeemed, at any time at established redemption premiums, plus accumulated and unpaid dividends. Unless otherwise provided in the applicable prospectus supplement, shares of preferred stock issued under this prospectus will rank pari passu with the Series A convertible preferred stock.

     The following is a description of certain general terms and provisions of the shares of our preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

     The summary of the terms of the shares of our preferred stock contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation relating to each series of preferred stock, which will be filed as an exhibit to or incorporated by reference in this prospectus at or prior to the time of issuance of any such series of preferred stock.

     The applicable prospectus supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of preferred stock in respect of which this prospectus is delivered. The particular terms of any such series will include the following:

     - the maximum number of shares to constitute the series and the designation of the series;

     - the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, shares of common stock or otherwise;

     - whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

     - the liquidation preference, if any, applicable to shares of the series;

     - whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

     - the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of Emmis or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     - the voting rights, if any, of the shares of the series;

     - the currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

     - the methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

     - any listing of the shares of the series on a securities exchange; and

     - any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

     Any material United States federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will be described in the applicable prospectus supplement.

                   DESCRIPTION OF DEPOSITARY SHARES OF EMMIS

GENERAL

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement (each a "deposit agreement") with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

     Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail, we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made in respect of any depositary share that represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

     From and after the date fixed for redemption:

     - all dividends in respect of the shares of preferred stock called for redemption will cease to accrue;

     - the depositary shares called for redemption will no longer be deemed to be outstanding; and

     - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

     If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares, as such, are not convertible into any class of our common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of the specified class of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt(s) for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price, if any, of the applicable class common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

     In addition, the deposit agreement will automatically terminate if:

     - all outstanding depositary shares have been redeemed;

     - there has been a final distribution of the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

     - each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

     We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.

                    DESCRIPTION OF DEBT SECURITIES OF EMMIS

     We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture, and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under a subordinated debt indenture, and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of our senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our senior debt indenture and our subordinated debt indenture individually as an "indenture" and collectively as the "indentures." The forms of the indentures are exhibits to the registration statement we filed with the SEC, of which this prospectus is a part.

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

GENERAL

     The debt securities that may be offered under the indentures are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or in a supplement to the indenture relating to that series.

     The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

     - the title of the series of debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

     - the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which principal and premium, if any, on the debt securities will be payable;

     - the terms and conditions, if any, under which the debt securities may be converted into or exchanged for Class A common stock or other securities;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

     - the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     - any covenants to which Emmis may be subject with respect to the debt securities;

     - the place or places where the debt securities may be exchanged or transferred;

     - the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

     - the terms and conditions upon which we may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

     - if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

     - if we or a holder may elect that payments of principal of, premium, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

     - if the amount of payments of principal of, premium, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

     - if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

     - the applicability of the provisions described in "--Defeasance and Covenant Defeasance" below;

     - whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

     - the events of default;

     - any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

     - any provisions relating to the satisfaction and discharge of the debt securities;

     - if we will issue the debt securities in whole or in part in the form of global securities; and

     - any other terms of the debt securities.

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." "Original issue discount securities" will bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities will be payable upon declaration of acceleration of their maturity. We will describe any United States federal income tax consequences and other special considerations applicable to any such original issue discount securities in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in New York and at any other office or agency maintained for that purpose. We will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

     All money paid by us to a paying agent for the payment of principal of, premium, if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or interest has become due and payable may be repaid to us, and thereafter the holder of the debt security may look only to us for payment of those amounts.

     In the event of any redemption, we will not be required to (a) issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed and ending on the date of the mailing or (b) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM

     The following provisions will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued to DTC, which will keep a computerized record of its participants, such as your broker, whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

     The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds the securities that its participants deposit. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire payments of principal, premium, if any, and interest to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Owners of beneficial interests in a global security (a) will not be entitled to have the debt securities represented by that global security registered in their names, (b) will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and (c) will not be considered the owners or holders of the debt securities under the indenture. We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the debt securities of a series to be represented by a global security.

     If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

INDENTURES

     Debt securities that will be senior debt will be issued under a senior indenture between us and The Bank of Nova Scotia Trust Company of New York, as trustee. We call that indenture, as it may be supplemented from time to time, the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under a subordinated indenture between us and The Bank of Nova Scotia Trust Company of New York, as trustee. We call that indenture, as it may be supplemented from time to time, the Subordinated Debt Indenture. We refer to The Bank of Nova Scotia Trust Company of New York as the "senior debt indenture trustee" or as the "subordinated debt indenture trustee" as the context may require.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Holders of subordinated debt securities should recognize that contractual provisions in the Subordinated Debt Indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of our senior indebtedness.

     Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the Subordinated Debt Indenture will apply to subordinated debt securities. The Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

     - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

     - that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness, that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

     - that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture.

     The subordinated debt securities may have such other subordination provisions as are set forth in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

     - we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation or other entity organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes our obligations under the debt securities and each indenture; and

     - immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

     If we consolidate with or merge into any other corporation or entity or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for us, and may exercise our rights and powers under the indentures, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

     - default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

     - default in the payment of principal of or premium on any debt security of that series when due;

     - default in the deposit of any sinking fund payment on that series for five days after it becomes due;

     - failure to comply with any of our other agreements contained in the indenture for a period of 60 days after written notice to us in accordance with the terms of the indenture;

     - failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us in excess of the amount specified in the indenture, if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days of our receiving written notice of the failure in accordance with the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other events of default specified in the applicable prospectus supplement.

     No event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to any other series of debt securities.

     In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

     If there is a continuing event of default, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require us to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. Subject to certain conditions, the holders of a majority in principal amount of the debt securities of a series may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

     Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to each indenture or for the appointment of a receiver or trustee, or for any other remedy under each indenture except as set forth in the applicable prospectus supplement.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on the debt security on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment.

     Each indenture requires us to furnish to the trustee annually a certificate as to our compliance with such indenture.

SATISFACTION AND DISCHARGE

     We can discharge or defease our obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

MODIFICATION OF THE INDENTURES

     Each indenture permits us and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

     - to evidence the succession of another corporation or entity and the assumption of our covenants under such indenture and the debt securities;

     - to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

     - to cure any ambiguity, defect or inconsistency; and

     - for other purposes as described in each indenture.

     Each indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

     - change the maturity of the principal of or premium, if any, or any installment of principal or interest on any debt security;

     - reduce the principal amount of any debt security, or the rate of interest or any premium payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

     - reduce the amount of principal payable upon acceleration of maturity;

     - change the place of payment where, or the currency or currency unit in which, any debt security or any premium or interest on the debt security is payable;

     - reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults; or

     - modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

     The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, our compliance with some restrictive provisions of the indentures.

     We may not amend the Subordinated Debt Indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

     Except as provided in the applicable prospectus supplement, we may elect either

     - to be discharged from all our obligations in respect of debt securities of any series, except for our obligations to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust (we will refer to this discharge as "defeasance"), or

     - to be released from our obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on the debt securities of that series when due. We may establish such a trust only if, among other things, we have received an opinion of counsel to the effect that the holders of debt securities of the series (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

     We may exercise the defeasance option with respect to debt securities notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

CONVERSION RIGHTS

     The terms and conditions, if any, on which debt securities being offered are convertible into Class A common stock or other of our securities will be set forth in an applicable prospectus supplement. Those terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

REGARDING THE TRUSTEE

     The Bank of Nova Scotia Trust Company of New York will serve as the senior debt indenture trustee and as the subordinated debt indenture trustee. The Bank of Nova Scotia Trust Company of New York currently serves as trustee under the indenture governing our senior discount notes.

     Each indenture contains limitations on the rights of the trustee, should the trustee become our creditor, to obtain payment of claims in some cases, or to realize on specified property received in respect of these claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

                        DESCRIPTION OF WARRANTS OF EMMIS

     Emmis may issue warrants to purchase shares of Class A common stock, preferred stock or debt securities. Warrants may be issued, subject to regulatory approvals, independently or together with any shares of common stock, preferred stock or debt securities and may be attached to or separate from such shares of common stock or preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between Emmis and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of Emmis in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable Warrant Agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of the warrants;

     - the securities (which may include shares of Class A common stock or preferred stock or debt securities) for which the warrants are exercisable;

     - the price or prices at which the warrants will be issued;

     - the periods during which the warrants are exercisable;

     - the number of shares of Class A common stock or preferred stock or the amount of debt securities for which each warrant is exercisable;

     - the exercise price for the warrants, including any changes to or adjustments in the exercise price;

     - the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

     - if applicable, the designation and terms of the series of preferred stock with which the warrants are issued;

     - if applicable, the terms of the debt securities with which the warrants are issued;

     - the number of warrants issued with each share of Class A common stock or preferred stock;

     - if applicable, the date on and after which the warrants and the related Class A common stock, preferred stock or debt securities will be separately transferable;

     - any listing of the warrants on a securities exchange;

     - if applicable, a discussion of material United States federal income tax consequences and other special considerations with respect to any warrants; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

              DESCRIPTION OF DEBT SECURITIES OF OPERATING COMPANY

     Operating Company may issue senior or subordinated debt securities. The senior debt securities will constitute part of its senior debt, will be issued under a senior debt indenture and will rank on a parity with all of its other unsecured and unsubordinated debt. The subordinated debt securities will be issued under its subordinated debt indenture and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of Operating Company's senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. Operating Company refers to its senior debt indenture and its subordinated debt indenture individually as an "indenture" and collectively as the "indentures." The forms of the indentures are exhibits to the registration statement Operating Company filed with the SEC, of which this prospectus is a part.

     Operating Company has summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

GENERAL

     The debt securities that may be offered under the indentures are not limited in aggregate principal amount. Operating Company may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of Operating Company's board of directors or in a supplement to the indenture relating to that series.

     The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that Operating Company may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

     - the title of the series of debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

     - the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which principal and premium, if any, on the debt securities will be payable;

     - the terms and conditions, if any, under which the debt securities may be converted into or exchanged for Class A common stock or other securities;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

     - the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     - any covenant to which Operating Company may be subject with respect to the debt securities,

     - the place or places where the debt securities may be exchanged or transferred;

     - the terms and conditions upon which Operating Company may redeem the debt securities, in whole or in part, at our option;

     - the terms and conditions upon which Operating Company may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

     - if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

     - if Operating Company or a holder may elect that payments of principal of, premium, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

     - if the amount of payments of principal of, premium, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

     - if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

     - the applicability of the provisions described in "--Defeasance and Covenant Defeasance" below'

     - the events of default;

     - whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

     - any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

     - any provisions relating to the satisfaction and discharge of the debt securities;

     - if we will issue the debt securities in whole or in part in the form of global securities; and

     - any other terms of the debt securities.

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." "Original issue discount securities" will bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities will be payable upon declaration of acceleration of their maturity. Operating Company will describe any United States federal income tax consequences and other special considerations applicable to any such original issue discount securities in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at the office or agency maintained by Operating Company for such purpose in New York and at any other office or agency maintained for that purpose. Operating Company will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but Operating Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

     All money paid by Operating Company to a paying agent for the payment of principal of, premium, if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or interest has become due and payable may be repaid to Operating Company, and thereafter the holder of the debt security may look only to Operating Company for payment of those amounts.

     In the event of any redemption, Operating Company will not be required to
(a) issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed and ending on the date of the mailing or (b) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM

     The following provisions will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that Operating Company will not issue certificates to each holder. Each global security will be issued to DTC, which will keep a computerized record of its participants, such as your broker, whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

     The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds the securities that its participants deposit. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Operating Company will wire payments of principal, premium, if any, and interest to DTC's nominee. Operating Company and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, Operating Company, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or Operating Company.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Owners of beneficial interests in a global security (a) will not be entitled to have the debt securities represented by that global security registered in their names, (b) will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and (c) will not be considered the owners or holders of the debt securities under the indenture. Operating Company will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

     - DTC notifies Operating Company that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Operating Company within 90 days; or

     - Operating Company determine not to require all of the debt securities of a series to be represented by a global security.

     If Operating Company issues debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

INDENTURES

     Debt securities that will be senior debt will be issued under a senior indenture between us and The Bank of Nova Scotia Trust Company of New York, as trustee. Operating Company calls that indenture, as it may be supplemented from time to time, the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under a Subordinated Indenture between Operating Company and The Bank of Nova Scotia Trust Company of New York, as trustee. Operating Company calls that indenture, as it may be supplemented from time to time, the Subordinated Debt Indenture. Operating Company refers to The Bank of Nova Scotia Trust Company of New York as the "senior debt indenture trustee" or as the "subordinated debt indenture trustee" as the context may require.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Holders of subordinated debt securities should recognize that contractual provisions in the Subordinated Debt Indenture may prohibit Operating Company from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of the senior indebtedness of Operating Company as defined in the Subordinated Debt Indenture.

     Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the Subordinated Debt Indenture will apply to subordinated debt securities. The Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

     - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

     - that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness, that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

     - that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture.

     The subordinated debt securities may have such other subordination provisions as are set forth in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Operating Company may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

     - Operating Company is the continuing corporation or the person, if other than Operating Company, formed by such consolidation or with which or into which Operating Company is merged or the person to which all or substantially all its properties and assets are conveyed, transferred or leased is a corporation or other entity organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes Operating Company's obligations under the debt securities and each indenture; and

     - immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

     If Operating Company consolidates with or merges into any other corporation or entity or conveys, transfers or leases all or substantially all of its property and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for Operating Company, and may exercise its rights and powers under the indentures, and thereafter, except in the case of a lease, Operating Company will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

     - default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

     - default in the payment of principal of or premium on any debt security of that series when due;

     - default in the deposit of any sinking fund payment on that series for five days after it becomes due;

     - failure to comply with any of our other agreements contained in the indenture for a period of 60 days after written notice to Operating Company in accordance with the terms of the indenture;

     - failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us in excess of the amount specified in the indenture, if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days of Operating Company's receiving written notice of the failure in accordance with the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other events of default specified in the applicable prospectus supplement.

     No event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to Operating Company, necessarily constitutes an event of default with respect to any other series of debt securities.

     In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

     If there is a continuing event of default, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require us to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. Subject to certain conditions, the holders of a majority in principal amount of the debt securities of a series may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

     Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to each indenture or for the appointment of a receiver or trustee, or for any other remedy under each indenture except as set forth in the applicable prospectus supplement.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on the debt security on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment.

     Each indenture requires Operating Company to furnish to the trustee annually a certificate as to our compliance with such indenture.

SATISFACTION AND DISCHARGE

     Operating Company can discharge or defease its obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, Operating Company may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Operating Company may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

MODIFICATION OF THE INDENTURES

     Each indenture permits Operating Company and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

     - to evidence the succession of another corporation or entity and the assumption of Operating Company's covenants under such indenture and the debt securities;

     - to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

     - to cure any ambiguity, defect or inconsistency; and

     - for other purposes as described in each indenture.

     Each indenture also permits Operating Company and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

     - change the maturity of the principal of or premium, if any, or any installment of principal or interest on any debt security;

     - reduce the principal amount of any debt security, or the rate of interest or any premium payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

     - reduce the amount of principal payable upon acceleration of maturity;

     - change the place of payment where, or the currency or currency unit in which, any debt security or any premium or interest on the debt security is payable;

     - reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults; or

     - modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

     The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, Operating Company's compliance with some restrictive provisions of the indentures.

     Operating Company may not amend the Subordinated Debt Indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

     Except as provided in the applicable prospectus supplement, Operating Company may elect either

     - to be discharged from all our obligations in respect of debt securities of any series, except for its obligations to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust (we will refer to this discharge as "defeasance"), or

     - to be released from its obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on the debt securities of that series when due. Operating Company may establish such a trust only if, among other things, it has received an opinion of counsel to the effect that the holders of debt securities of the series (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

     Operating Company may exercise the defeasance option with respect to debt securities notwithstanding its prior exercise of the covenant defeasance option. If Operating Company exercises the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

CONVERSION RIGHTS

     The terms and conditions, if any, on which debt securities being offered are convertible into Class A common stock or other securities will be set forth in an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or Operating Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

REGARDING THE TRUSTEE

     The Bank of Nova Scotia Trust Company of New York will serve as the senior debt indenture trustee and as the subordinated debt indenture trustee. The Bank of Nova Scotia Trust Company of New York currently serves as trustee under the indenture governing our senior subordinated notes.

     Each indenture contains limitations on the rights of the trustee, should the trustee become our creditor, to obtain payment of claims in some cases, or to realize on specified property received in respect of these claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

                         DESCRIPTION OF THE GUARANTEES

     Emmis may from time to time guarantee the obligations of Operating Company relating to its debt securities issued under this prospectus.

     Operating Company may from time to time guarantee the obligations of Emmis relating to its debt securities issued under this prospectus.

     Certain of the direct and indirect wholly-owned subsidiaries of Emmis may guarantee the obligations of Emmis and/or Operating Company relating to the debt securities of either of them issued under this prospectus.

     The specific terms and provisions of each guarantee, including any provisions relating to the subordination of any guarantee, will be described in the applicable prospectus supplement. The obligations of each guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus in various ways, including through agents, through underwriters, through dealers and directly to one or more other purchasers.

     We may designate agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

     If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

     If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

     Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution.

     Sales of shares of Class A common stock and other securities also may be effected from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the Nasdaq National Market or any other national securities exchange or automated trading and quotation system on which the Class A common stock or other securities are listed, in the over-the-counter market, in negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of Class A common stock offered under this prospectus will be listed on the Nasdaq National Market, subject to notice of issuance.

     Each issue of preferred stock, warrants and debt securities will be a new issue of securities with no established trading market. It has not been established whether the underwriters, if any, of the securities will make a market in these securities. If a market in the preferred stock, warrants or debt securities is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

     In order to facilitate the offering of the securities offered under this prospectus, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities, purchase contracts or units, as the case may be, from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and by Bose McKinney & Evans LLP, Indianapolis, Indiana. Certain legal matters will be passed upon for the underwriters, if any, by Latham & Watkins, New York, New York, or by the counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of Emmis and its subsidiaries as of February (29) 28, 2000 and 2001 and for each of the three years in the period ended February 28, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of Sinclair Broadcast Group, Inc.'s St. Louis Radio Group as of December 31, 1999 and for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The combined financial statements of KZLA-FM and the related FCC broadcasting license owned by Bonneville Holding Company as of and for the year ended December 31, 1999, incorporated in this prospectus by reference from Emmis Communications Corporation's Registration Statement on Form S-4 filed on June 1, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The audited financial statements of Lee Enterprises, Incorporated, Certain Broadcasting Operations as of September 30, 1999 and 2000 and for each of the three years in the period ended September 30, 2000, which are incorporated by reference in this prospectus, have been audited by McGladrey & Pullen, LLP, independent public accountants, as indicated in their report incorporated by reference herein and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS THAT IS ALSO PART OF THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF CLASS A COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF SUCH INFORMATION, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR OF ANY SALE OF OUR CLASS A COMMON STOCK.

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............    S-i
Special Note Regarding Forward-Looking
  Statements................................    S-i
Summary.....................................    S-1
Risk Factors................................    S-4
Use of Proceeds.............................   S-14
Price Range of Class A Common Stock.........   S-15
Dividend Policy.............................   S-15
Capitalization..............................   S-16
Certain United States Federal Tax
  Consequences for Non-U.S. Holders.........   S-17
Underwriting................................   S-20
Legal Matters...............................   S-22
Where You Can Find More Information.........   S-22
PROSPECTUS
Where You Can Find More Information.........      i
Incorporation of Documents by Reference.....      i
Cautionary Statement Regarding Forward-
  Looking Statements........................    iii
Emmis Communications Corporation............      1
Use of Proceeds.............................      3
Ratio of Earnings to Fixed Charges..........      3
Description of Capital Stock of
  Emmis.....................................      4
Description of Depositary Shares of Emmis...      7
Description of Debt Securities of Emmis.....     10
Description of Warrants of Emmis............     18
Description of Debt Securities of Operating
  Company...................................     19
Description of the Guarantees...............     27
Plan of Distribution........................     27
Legal Matters...............................     28
Experts.....................................     28

LOGO

4,000,000 Shares

Class A Common Stock

Sole Book-Running Manager

Deutsche Banc Alex. Brown

---------------------------------

Co-Lead Manager

Credit Suisse First Boston

Prospectus Supplement

March 27, 2002